77C Matters submitted to a vote of security holders

(a)On April 30, 2002, the Annual Meeting of Shareholders of Liberty All-Star Growth Fund, Inc. (Fund) was held to elect two (2) Trustees; to approve the Fund's Portfolio Management Agreement; and to ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2002. On February 1, 2002, the record date for the Meeting, the Fund had outstanding 19,654,168 shares of common stock. The votes cast at the Meeting were as follows:

(b).     Election of two (2) Trustees:
                          For                 Against         Broker Non-Votes
Robert J. Birnbaum     17,456,510.915         408,563.017              0
William E. Mayer       17,502,459.216         362,614.716              0

(c)1 To approve the Fund's Portfolio Management Agreement with TCW Investment Management Company:
For:              17,225,715.397    shares of common  stock being a majority of
                                    the shares represented at the Meeting
Against:             340,982.101    shares of common stock
Abstain:             298,376.434    shares of common stock
Broker Non-Votes:              0

(c)2     Ratification of the selection of PricewaterhouseCoopers LLP:
For:                17,548,008.251  shares of common  stock being a majority of the shares represented at the Meeting
Against:               141,993.582  shares of common stock
Abstain:               175,072.099  shares of common stock
Broker Non-Votes:                0

(d) Not applicable.

(proxy statement incorporated herein by reference to Accession Number 0000021847-02-000094)